Exhibit 99.1

Epiq Systems Announces Third Quarter 2013 Results Led by 49% Growth in eDiscovery Operating Revenue

KANSAS CITY, Kan., Oct. 28, 2013 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results for the third quarter ended September 30, 2013. For the quarter, operating revenue was $109.8 million, an increase of 31% compared to $83.9 million for the prior year quarter. For the nine months ended September 30, 2013, operating revenue was $317.7 million, up 24% from $256.5 million in the prior year period. Highlights for the quarter include:

− Operating revenue of $75.6 million for the Technology segment (eDiscovery) represented organic growth of 49% compared to $50.9 million for the year ago quarter, reflecting the strength of Epiq's global market leadership position in eDiscovery and the strategic importance of eDiscovery to Epiq's future.

− Epiq reactivated its share repurchase program, acquiring 1,132,040 shares at an average price of $12.62 during the quarter.

− Epiq's Board of Directors declared a cash dividend of 9.0 cents per share of outstanding common stock, which will be paid on December 9, 2013 to stockholders of record at the close of business on November 1, 2013.

− Epiq closed a new $400 million senior secured credit facility which includes a $100 million revolver due August 2018 and a $300 million term loan with a maturity of August 2020. The new facility was used to refinance existing indebtedness and provides greater capital flexibility in support of strategic growth.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, "We are pleased with our financial results and operational progress in the third quarter with our eDiscovery business continuing to grow and strengthen its global leadership position. As the market leader, our eDiscovery business continues to expand domestically and internationally and was recognized by Lawyer Monthly as 'Technology Supplier to the Legal Sector' for a second year. We are committed to staying at the forefront of eDiscovery technology by delivering competitive solutions to our clients such as the recent launch of Epiq AnalyticsSM, and we expect continued strength in our eDiscovery franchise as we progress through the remainder of 2013 and heading into 2014. We also remain strongly committed to taking concrete actions to enhance shareholder value, as reflected in our reactivated share repurchase program, our new senior secured credit facility and our recently announced dividend."

Financial Highlights

Net income for the third quarter of 2013 was $4.2 million compared to $11.3 million for the year ago quarter and net income per diluted share was $0.11 compared to $0.31 for the year ago quarter. September 30, 2013 year-to-date net income was $11.0 million compared to $18.5 million for the prior year and net income per diluted share was $0.30 compared to $0.50 for the prior year. Third quarter and year-to-date net income in 2012 benefited positively from a non-cash, acquisition-related fair value pre-tax adjustment of $11.7 million ($0.19 net income per diluted share) and $17.2 million ($0.29 net income per diluted share), respectively. Excluding this benefit from 2012 results, third quarter net income per diluted share of $0.11 for 2013 compares to what would have been $0.12 for the third quarter of 2012, and the September 30, 2013 year-to-date net income per diluted share of $0.30 compares to what would have been $0.21 for the prior year-to-date period. The benefit related to this adjustment was excluded from 2012 non-GAAP financial results.

As of September 30, 2013, year-to-date net cash provided by operating activities was $8.6 million compared to $42.6 million for the prior year period. Increased trade accounts receivable of $40.3 million year-to-date driven by significant revenue growth and the usage in the first half of 2013 of a $14.3 million prior-year customer deposit are the primary factors impacting the year-to-date cash operating activities.

Third quarter 2013 non-GAAP net income was $9.5 million, up 8% compared to $8.7 million for the year ago quarter.  Non-GAAP net income per diluted share was $0.26, up 8% compared to $0.24 for the year ago quarter.  September 30, 2013 year-to-date non-GAAP net income was $26.6 million, compared to $25.8 million for the prior year, and non-GAAP net income per diluted share was $0.72 compared to $0.70 for the prior year. Third quarter 2013 non-GAAP adjusted EBITDA was $26.5 million, up 14% compared to $23.2 million for the year ago quarter, and September 30, 2013 year-to-date non-GAAP adjusted EBITDA was $72.2 million compared to $68.6 million for the prior year.

The company's year-to-date financial results for 2013 reflect the impact of strategic investments directed at the global expansion of the eDiscovery franchise as well as a higher mix of eDiscovery document review and settlement administration services compared to the prior year. Both settlement administration and document review services have lower operating margins than the company's overall margin.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Technology

Third quarter 2013 operating revenue for the Technology segment of $75.6 million represents 49% organic growth compared to $50.9 million for the year ago quarter. The third quarter also represents the fifth consecutive sequential quarterly increase in Technology operating revenue. September 30, 2013 year-to-date operating revenue was $200.5 million, representing 41% organic growth compared to $142.5 million in the prior year. Third quarter 2013 non-GAAP adjusted EBITDA was $25.6 million, up 29% compared to $19.8 million for the year ago quarter. September 30, 2013 year-to-date non-GAAP adjusted EBITDA was $63.7 million, up 19% compared to $53.4 million in the prior year.

The Technology segment represents more than two-thirds of Epiq's total third quarter operating revenue, with growth occurring in both ESI (electronically stored information) and document review services. Global ESI solutions continue as the primary service offering, representing approximately 60% of total year-to-date Technology operating revenue while global document review services have increased and represent approximately 40% of operating revenue.

Epiq's international presence continues to strengthen with new clients and new locations, which is reflected in international year-to-date operating revenue growth of just over 90% compared to the prior year-to-date period.

Bankruptcy and Settlement Administration

Third quarter 2013 operating revenue for the Bankruptcy and Settlement Administration segment was $34.2 million compared to $33.0 million for the year ago quarter. September 30, 2013 year-to-date operating revenue for the segment was $117.2 million compared to $114.1 million in the prior year. Third quarter 2013 non-GAAP adjusted EBITDA for the segment was $10.8 million compared to $11.2 million for the year ago quarter, and September 30, 2013 year-to-date results were $36.3 million compared to $40.9 million in the prior year. The mix of lower bankruptcy revenue and higher settlement administration revenue is reflected in the lower 2013 EBITDA results due to a higher margin level for the bankruptcy business compared to a lower level for settlement administration.

Third quarter operating revenue for bankruptcy was $18.6 million compared to $21.2 million in the prior year, and settlement administration operating revenue was $15.6 million compared to $11.7 million in the prior year. Year-to-date bankruptcy operating revenue was $60.2 million compared to $66.9 million for the year ago quarter. Year-to-date settlement administration operating revenue was $57.0 million compared to $47.1 million in the prior year.

Epiq's bankruptcy franchise continues to maintain market leadership in this period of low bankruptcy filings and revenues, while settlement administration is building market share and continuing to grow, achieving 21% year-to-date operating revenue improvement compared to the prior year.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed on the Investors page at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. Please register at least 5 minutes prior to the start of the presentation to ensure timely access.

An archive of the internet broadcast will be available on Epiq's website until the next earnings call. A recording of the call will also be available through November 4, 2013, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 68788038.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us online at www.epiqsystems.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition and related expense, one-time technology expense, loan fee amortization, litigation expense, timing of recognition of expense, reorganization expense, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition and related expense, one-time technology expense, net expense related to financing, litigation expense, timing of recognition of expense, reorganization expense, and provision for income taxes). Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; the future growth of our segments; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate.   Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) failure to keep pace with technological changes and significant changes in the competitive environment, (6) risks associated with the handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us or failure to protect our intellectual property, (16) any material non-cash write-downs based on impairment of our goodwill, and (17) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

REVENUE:
Operating revenue	$ 109,837	$ 83,865	$ 317,721	$ 256,529
Reimbursable expenses	5,847	7,122	34,925	20,825
Total Revenue	115,684	90,987	352,646	277,354

OPERATING EXPENSE:
Direct cost of operating revenue (exclusive of depreciation and amortization shown separately below)	52,126	34,346	154,150	107,425
Reimbursed direct costs	5,565	6,891	33,179	20,179
Selling, general and administrative expense	35,162	26,988	104,521	87,252
Depreciation and software and leasehold amortization	8,192	6,755	22,582	20,006
Amortization of identifiable intangible assets	4,761	6,804	14,463	20,325
Fair value adjustment to contingent consideration	--	(11,717)	--	(17,188)
Intangible asset impairment expense	--	--	--	1,777
Other operating (income) expense	(855)	--	(759)	(225)
Total Operating Expense	104,951	70,067	328,136	239,551

INCOME FROM OPERATIONS	10,733	20,920	24,510	37,803

INTEREST EXPENSE (INCOME):
Interest expense	4,101	1,926	7,944	7,365
Interest income	(2)	(5)	(14)	(12)
Net Interest Expense	4,099	1,921	7,930	7,353

INCOME BEFORE INCOME TAXES	6,634	18,999	16,580	30,450

PROVISION FOR INCOME TAXES	2,399	7,733	5,566	11,988

NET INCOME	$ 4,235	$ 11,266	$ 11,014	$ 18,462

NET INCOME PER SHARE – DILUTED	$ 0.11	$ 0.31	$ 0.30	$ 0.50

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	36,497	36,344	36,634	36,427

Cash dividends declared per common share	$ 0.09	$ 0.09	$ 0.27	$ 0.205

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012

ASSETS
ASSETS:
Cash and cash equivalents	$ 37,520	$ 3,808
Trade accounts receivable, net	142,352	103,415
Property and equipment, net	67,375	44,552
Internally developed software costs, net	17,233	18,905
Goodwill	404,204	404,211
Other intangibles, net	45,488	59,951
Other	22,518	19,874

TOTAL ASSETS	$ 736,690	$ 654,716

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$ 17,112	$ 17,351
Indebtedness	312,028	212,439
Other liabilities	73,504	81,556
EQUITY	334,046	343,370

TOTAL LIABILITIES AND EQUITY	$ 736,690	$ 654,716

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 11,014	$ 18,462
Non-cash adjustments to net income:
Depreciation and amortization	37,045	40,331
Other, net	6,553	(2,324)
Changes in operating assets and liabilities, net
Trade accounts receivable	(40,268)	(16,698)
Other, net	(5,752)	2,806
Net cash provided by operating activities	8,592	42,577

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, internally developed software	(32,962)	(17,434)
Other, net	5	678
Net cash used in investing activities	(32,957)	(16,756)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	95,239	(5,736)
Common stock repurchases	(17,793)	(5,939)
Cash dividends paid	(9,771)	(5,925)
Payment of deferred acquisition consideration	(3,139)	(8,400)
Debt Issuance Costs	(8,105)	--
Other, net	1,291	617
Net cash provided by (used in) financing activities	57,722	(25,383)

Effect of exchange rate changes on cash	355	69

NET INCREASE IN CASH AND CASH EQUIVALENTS	$ 33,712	$ 507

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

NET INCOME	$ 4,235	$ 11,266	$ 11,014	$ 18,462
Plus:
Depreciation and amortization	12,953	13,559	37,045	40,331
Share-based compensation	1,332	1,731	5,696	5,134
Acquisition and related expense (1)	(806)	(13,189)	(694)	(14,487)
One-time technology expense (2)	746	--	1,635	--
Expense related to financing, net (3)	4,077	2,101	7,834	6,215
Litigation expense (4)	86	--	1,052	1,005
Timing of recognition of expense (5)	1,297	--	2,275	--
Reorganization expense (6)	211	--	815	--
Provision for income taxes	2,399	7,733	5,566	11,988
	22,295	11,935	61,224	50,186
NON-GAAP ADJUSTED EBITDA	$ 26,530	$ 23,201	$ 72,238	$ 68,648

(1) Acquisition and related expense includes one-time costs associated with acquisitions.
(2) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(3) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.
(4) Litigation expense related to large one-time matters.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters. The adjustments will net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

NET INCOME	$ 4,235	$ 11,266	$ 11,014	$ 18,462
Plus (net of tax(1)) :
Amortization of acquisition intangibles	2,857	4,082	8,678	12,195
Share-based compensation	800	1,038	3,418	3,080
Acquisition and related expense (2)	(453)	(7,914)	(317)	(8,693)
One-time technology expense (3)	448	--	981	--
Loan fee amortization	728	113	955	340
Litigation expense (4)	194	--	1,058	603
Timing of recognition of expense (5)	778	--	1,365	--
Reorganization expense (6)	127	--	489	--
Effective tax rate adjustment (7)	(255)	133	(1,066)	(192)
	5,224	(2,548)	15,561	7,333
NON-GAAP NET INCOME	$ 9,459	$ 8,718	$ 26,575	$ 25,795
NON-GAAP NET INCOME PER SHARE – DILUTED	$ 0.26	$ 0.24	$ 0.72	$ 0.70

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition and related expense includes one-time costs associated with acquisitions.
(3) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(4) Litigation expense related to large one-time matters.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters. The adjustments will net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.
(7) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Technology	$ 75,624	$ 50,896	$ 200,537	$ 142,455

Bankruptcy	18,566	21,248	60,217	66,943
Settlement Administration	15,647	11,721	56,967	47,131
Total Bankruptcy and Settlement Administration	34,213	32,969	117,184	114,074

TOTAL OPERATING REVENUE	$ 109,837	$ 83,865	$ 317,721	$ 256,529

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Technology	$ 25,597	$ 19,795	$ 63,749	$ 53,410
Bankruptcy and Settlement Administration	10,795	11,230	36,317	40,926
Unallocated Corporate (1)	(9,862)	(7,824)	(27,828)	(25,688)

TOTAL NON-GAAP ADJUSTED EBITDA	$ 26,530	$ 23,201	$ 72,238	$ 68,648

(1) Non-GAAP unallocated corporate adjusted EBITDA excludes expenses related to share-based compensation, acquisition and related expense, one-time technology expense, non-routine litigation expense, timing of recognition of expense, and one-time reorganization expense.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

NET INCOME	$ 4,235	$ 11,266	$ 11,014	$ 18,462
Amounts re-allocated to nonvested shares	(43)	(135)	(111)	(221)
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$ 4,192	$ 11,131	$ 10,903	$ 18,241

NON-GAAP NET INCOME	$ 9,459	$ 8,718	$ 26,575	$ 25,795
Amounts re-allocated to nonvested shares	(43)	(135)	(111)	(221)
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$ 9,416	$ 8,583	$ 26,464	$ 25,574

BASIC WEIGHTED AVERAGE SHARES	35,684	35,438	35,738	35,505
Adjustment to reflect share-based awards	813	906	896	922
DILUTED WEIGHTED AVERAGE SHARES	36,497	36,344	36,634	36,427

NET INCOME PER SHARE – DILUTED	$ 0.11	$ 0.31	$ 0.30	$ 0.50

NON-GAAP NET INCOME PER SHARE – DILUTED	$ 0.26	$ 0.24	$ 0.72	$ 0.70
CONTACT: For more information
         Lew P. Schroeber, Investor Relations
         Telephone: 913-621-9500
         Email: ir@epiqsystems.com